EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS

IMPROVED THIRD QUARTER OPERATING RESULTS

NINE-MONTH DILUTED E.P.S. MORE THAN DOUBLE TO $0.45, VERSUS $0.22 IN PRIOR-YEAR PERIOD.

DURANGO, Colorado (January 21, 2014) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the third quarter and first nine months of FY2014. The Company franchises and operates gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products. Its majority-owned subsidiary, U-Swirl, Inc. (OTCQB: SWRL), franchises and operates self-serve frozen yogurt cafés. Rocky Mountain Chocolate Factory will host an investor conference call today at 4:15 p.m. Eastern Time to discuss its operating results and other topics of interest (see details below).

THIRD QUARTER HIGHLIGHTS

●

Net income attributable to RMCF shareholders totaled $699,000, or $0.11 per basic and diluted share, compared with a net loss of $509,000, or $(0.08) per share, in the third quarter of FY2013. For the first nine months of FY2014, net income attributable to RMCF shareholders increased 110.4 percent to $2,906,000, versus $1,382,000 in the corresponding period of the previous fiscal year.

●

The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) before non-cash equity compensation and impairment charges (“adjusted EBITDA”) declined 5.7 percent to $1,381,000 in the third quarter of FY2014 compared with $1,464,000 in the third quarter of FY2013. In the first nine months of FY2014 adjusted EBITDA increased 10.3 percent to $5,574,000 compared with $5,053,000 in the first nine months of the prior year.

●

The Company’s majority-owned subsidiary, U-Swirl, Inc. (“U-Swirl”), reported income from operations of $130,255 in the nine months ended November 30, 2013, compared with an operating loss of $226,672 in the prior-year period.

●

The Company’s total revenue increased 7.5 percent to approximately $9.3 million in the quarter ended November 30, 2013, compared with approximately $8.6 million in the third quarter of the previous fiscal year. Same-store sales at domestic franchised Rocky Mountain Chocolate Factory locations were unchanged from the prior-year period.

●	Factory sales increased 4.7 percent in the most recent quarter, relative to the year-earlier quarter, while factory gross margin narrowed slightly to 30.8 percent, from 31.2 percent a year earlier.

●

Retail sales rose 17.4 percent in the third quarter of FY2014, when compared with the prior-year period. Retail gross margin improved to 59.3 percent of retail sales, versus 58.1 percent in the year-earlier quarter.

●	Royalty and marketing fees increased 16.9 percent from the prior-year period, primarily due to the acquisition of a majority ownership position in the U-Swirl franchise system.

●	Operating income improved to $1,004,000 in the most recent quarter, compared with an operating loss of $833,000 in the third quarter of the previous fiscal year.

●

The Company’s franchisees and licensees opened one domestic Rocky Mountain Chocolate Factory store, three international licensed stores, and two co-branded Cold Stone Creamery stores during the third quarter of FY2014. U-Swirl, Inc. expanded its network of self-serve frozen yogurt stores with the addition of 11 franchised Josie’s Frozen Yogurt locations and the opening of one franchised U-Swirl café in the quarter ended November 30, 2013.

●

Subsequent to the end of the third quarter, Rocky Mountain Chocolate Factory and Wells Fargo Bank finalized a $7.0 million bank credit facility agreement for the purpose of funding acquisitions by the Company’s majority-owned subsidiary, U-Swirl, Inc.

●

Subsequent to the end of the third quarter (on January 17, 2014), Rocky Mountain’s majority-owned subsidiary, U-Swirl, Inc., completed the acquisition of two self-serve frozen yogurt chains. On a combined basis, the acquisitions more than tripled the number of frozen yogurt cafés operated by U-Swirl, its franchisees and licensees.

●	The Company paid its 41st consecutive quarterly cash dividend in September 2013. The 42nd consecutive quarterly cash dividend, in the amount of $0.11 per share, was paid on December 13, 2013.

MANAGEMENT COMMENTS

“We are pleased to report sharp improvements in earnings for the three and nine months ended November 30, 2013, which resulted from higher revenues, slightly improved gross margins, and the absence of non-recurring prior-year asset impairment charges associated with the restructuring of our frozen yogurt operations,” stated Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc. “The inherent profitability of the Rocky Mountain Chocolate Factory business model, combined with creating a roll-up vehicle in the frozen yogurt industry, allowed net income attributable to RMCF shareholders to more than double in the first nine months of Fiscal 2014.”

“The improvements in factory sales during the third quarter were primarily due to a 31.8 percent increase in shipments to customers outside our system of franchised retail locations and an increase in sales to international and co-branded store locations. A 4.9 percent decline in same-store pounds of product purchased by our network of franchised stores was due, we believe, to a change in retail shopping days following the Thanksgiving holiday in 2013, when compared with the previous year.”

“We were pleased with the improved operating performance of our majority-owned frozen yogurt subsidiary, U-Swirl, Inc., which recorded operating income of $130,255 in the first nine months of Fiscal 2014, compared with an operating loss of $226,672 in the prior-year period,” continued Merryman. “We believe U-Swirl is well-positioned to become a leading consolidator in the self-serve frozen yogurt segment of the $6 billion away-from-home frozen desserts industry. Subsequent to the end of our third quarter, U-Swirl completed the acquisitions of CherryBerry Enterprises, LLC and Yogli Mogli, LLC. On a combined basis, these acquisitions increased the number of frozen yogurt cafés operated by U-Swirl and its franchisees and licensees by more than 200%, to 267 locations in 35 states and three foreign countries. Rocky Mountain provided the cash portion of the acquisitions’ funding through the issuance of a $7.75 million convertible note to U-Swirl.”

“On the licensing front, sales of Kellogg’s Limited Edition Rocky Mountain Chocolate Factory Chocolatey Almond Cereal exceeded our expectations during the test marketing phase, and we were recently pleased to learn that Kellogg is rolling out the specialty cereal to a majority of its retail distribution channels. We have always believed that the strength of our national brand represents an asset that can be leveraged, through licensing agreements, into other product categories, and we are hopeful that our success in the cereal industry will lead to additional licensing opportunities going forward.”

“Internationally, we continue to identify countries where Rocky Mountain Chocolate Factory stores can appeal to consumers, and we have significantly expanded the geographic scope of our negotiations with potential licensees during Fiscal 2014,” added Merryman. “Licensees are now operating stores in Canada, the United Arab Emirates, South Korea and Japan. The first two store locations in Saudi Arabia are expected to open in the first quarter of FY2015, and we are in discussions with potential licensees and/or have business development activities underway in an additional eight countries.”

“Bolstered by a strong balance sheet, we are confident in the Company’s ability to move forward with new growth initiatives in coming years,” noted Frank Crail, Founder and Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. “At the end of our most recent quarter, we had approximately $3.4 million of cash in the bank and working capital of $10.0 million. We recently paid our 42nd consecutive quarterly cash dividend, in the amount of $0.11 per share, which provides investors with a current yield of 3.8 percent, based upon Friday’s closing stock price of $11.65 per share.”

THIRD QUARTER RESULTS

For the three months ended November 30, 2013 (Q3 FY2014), revenue increased 7.5 percent to approximately $9.3 million, compared with revenue of approximately $8.6 million in the quarter ended November 30, 2012 (Q3 FY2013). The revenue increase was attributable to higher factory sales, increased retail sales from Company-owned stores, and an increase in royalty and marketing fees.

Same-store sales at franchised Rocky Mountain Chocolate Factory retail outlets were unchanged in the most recent quarter when compared with the prior-year period.

Total factory sales rose 4.7 percent to approximately $6.6 million in the third quarter of FY2014, versus approximately $6.3 million in the three months ended November 30, 2012, due to a 31.8 percent increase in shipments of product to customers outside the Company’s network of franchised and licensed retail stores and an increase in sales to international and co-branded locations, partially offset by a 4.9 percent decrease in same-store pounds of factory product purchased by franchised and licensed retail stores, and a 5.1 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory stores in operation. The Company believes the decline in same-store pounds purchased was largely the result of a change in retail shopping days following the Thanksgiving holiday in the most recent quarter when compared with the prior-year period. Factory gross margin declined by 40 basis points to 30.8 percent of factory sales in the most recent quarter, compared with 31.2 percent in the prior-year period. The decrease in factory gross margin was due primarily to increased costs of certain materials.

Royalties, marketing fees, and franchise fees increased 13.0 percent to approximately $1.5 million, compared with approximately $1.3 million in the year-earlier quarter, due to a 23.7 percent increase the number of domestic franchise stores in operation. This increase was primarily the result of royalty and marketing fees associated with the U-Swirl franchise system, partially offset by a decrease in the number of domestic Rocky Mountain Chocolate Factory franchised stores in operation and fewer domestic franchise store openings. During the third quarter of FY2014, domestic franchisees opened two new stores, versus five new stores opened in the third quarter of FY2013.

Retail sales increased 17.4 percent to approximately $1.2 million, from approximately $1.0 million in the prior-year quarter, primarily due to a greater number of Company-operated stores in operation resulting from the acquisition of a majority ownership in U-Swirl, Inc. Same-store sales at all Company-owned stores decreased 7.6 percent in the most recent quarter relative to the third quarter of FY2013. Retail gross margin improved from 58.1 percent of retail sales in the three months ended November 30, 2012 to 59.3 percent of retail sales in the three months ended November 30, 2013, due primarily to an increase in U-Swirl stores in operation and the higher gross margins associated with such stores.

Net income attributable to the Company’s shareholders improved to $699,174, or $0.11 per basic and diluted share, in the third quarter of FY2014, compared with a net loss attributable to RMCF shareholders of $509,484, or $(0.08) per share, in the third quarter of FY2013. The year-over-year increase in net income was due primarily to a $1,978,000 asset impairment charge for Aspen Leaf Yogurt operations that was recognized in the third quarter of FY2013. No such charge was recognized in the third quarter of FY2014.

During the third quarter of FY2014, domestic franchisees opened one new Rocky Mountain Chocolate Factory kiosk store in Phoenix, Arizona. U-Swirl Frozen Yogurt franchisees opened one new store in Pearl, Mississippi. Two new Cold Stone Creamery co-branded stores were opened in Ammons, Idaho and Spanish Forks, Utah. International licensees opened two new Rocky Mountain Chocolate Factory stores in South Korea and one new Rocky Mountain Chocolate Factory store in Canada. Complete lists of stores are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

NINE-MONTH RESULTS

For the nine months ended November 30, 2013 (First Nine Months of FY2014), revenue increased 8.1 percent to approximately $28.1 million, compared with revenue of approximately $26.0 million in the first nine months of FY2013. The revenue increase was attributable to increases in factory sales, retail sales from Company-owned stores, and royalty, franchise and marketing fees.

Same-store sales at franchised Rocky Mountain Chocolate Factory retail outlets increased 1.8 percent in the nine months ended November 30, 2013 when compared with the prior-year period.

Total factory sales increased 1.2 percent to approximately $17.7 million in the first nine months of FY2014, versus approximately $17.5 million in the nine months ended November 30, 2012, due to higher sales to international licensed stores and a 2.7 percent increase in shipments of product to customers outside the Company’s network of franchised and licensed retail stores. These increases were partially offset by a 5.1 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory stores in operation and a 0.1 percent decrease in same-store pounds of factory product purchased by franchised and licensed retail stores. Factory gross margin declined by 20 basis points to 32.0 percent of factory sales, compared with 32.2 percent in the prior-year period, due primarily to higher costs for certain materials.

Royalties, marketing fees, and franchise fees increased 24.7 percent to approximately $5.5 million, compared with approximately $4.4 million in the year-earlier period. The increase was due to a 19.4 percent expansion in the number of domestic franchise stores in operation, primarily as a result of royalty and marketing fees associated with the U-Swirl franchise system and franchise fees associated with license agreements in South Korea and the Kingdom of Saudi Arabia.

Retail sales increased 19.2 percent to approximately $5.0 million, from approximately $4.2 million in the prior-year period, primarily due to changes in units in operation resulting from the acquisition of a majority ownership in U-Swirl, Inc. Same-store sales at Company-owned locations decreased 1.4 percent in the most recent nine-month period relative to the first nine months of FY2013. Retail gross margin improved from 61.3 percent of retail sales in the nine months ended November 30, 2012 to 64.7 percent of retail sales in the nine months ended November 30, 2013.

Net income attributable to the Company’s shareholders increased 110.4 percent to $2,906,265, or $0.48 per basic and $0.45 per diluted share, in the first nine months of FY2014, compared with net income attributable to RMCF shareholders of $1,381,627, or $0.23 per basic and $0.22 per diluted share, in the corresponding period of the previous fiscal year. The year-over-year increase in net income was due primarily to the recognition of a $1,978,000 impairment charge related to Aspen Leaf Yogurt assets in the third quarter of FY2013. No such loss was recognized in the first nine months of FY2014. Also, U-Swirl recorded an operating profit in the first nine months of FY2014, compared with an operating loss in the corresponding period of the previous fiscal year.

On December 13, 2013, the Company paid its 42nd consecutive quarterly cash dividend, in the amount of $0.11 per share, to shareholders of record at the close of business on November 29, 2013.

Investor Conference Call

The Company will host an investor conference call today, January 21, 2014, at 4:15 p.m. Eastern Time, to discuss its operating results for the quarter and nine months ended November 30, 2013, along with other topics of interest. To participate in the conference call, please dial 1-877-374-8416 (international and local participants dial 412-317-6716) approximately five minutes prior to 4:15 p.m. EST on Tuesday, January 21, 2014 and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call.”

A replay of the conference call will be available one hour after completion of the call until Tuesday January 28, 2014 at 5:00 pm EST by dialing 877-344-7529 (international and local participants dial 412-317-0088) and entering the conference I.D. # 10039052.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of January 21, 2014 the Company, its subsidiary and its franchisees operated 623 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 44 states, Canada, Japan, South Korea, The United Arab Emirates, Pakistan and Turkey. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF.” The common stock of U-Swirl, Inc. trades on the OTCQB market under the symbol “SWRL.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, the success of international expansion efforts, including but not limited to new store openings, the success of U-Swirl, Inc. and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	November 30, 2013	November 30, 2013
United States
Rocky Mountain Chocolate Factory
Franchise Stores	1	222
Company-Owned Stores	1	7
Cold Stone Creamery	2	59
U-Swirl, Inc.
Franchise Stores	1	77
Company-Owned Stores	0	8
International License Stores	3	72
Total	8	445

SELECTED BALANCE SHEET DATA

(in thousands)

	November 30, 2013	February 28, 2013
	(unaudited)
Current Assets	$14,373	$14,544
Total Assets	$24,242	$23,834
Current Liabilities	$4,340	$5,563
Stockholder's Equity	$18,968	$17,389

Interim Unaudited

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended November 30,		Three Months Ended November 30,
	2013	2012	2013	2012
Revenues
Factory sales	$6,622	$6,323	71.4%	73.2%
Royalty and marketing fees	1,426	1,220	15.4%	14.1%
Franchise fees	53	89	0.6%	1.0%
Retail sales	1,179	1,004	12.7%	11.6%
Total Revenues	9,280	8,636	100.0%	100.0%

Costs and expenses
Cost of sales	5,062	4,769	54.5%	55.2%
Franchise costs	511	458	5.5%	5.3%
Sales and marketing	556	448	6.0%	5.2%
General and administrative	1,146	848	12.3%	9.8%
Retail operating	803	744	8.7%	8.6%
Depreciation and amortization	198	223	2.1%	2.6%
Impairment of long-lived assets	-	1,978	0.0%	22.9%
Total Costs and Expenses	8,276	9,468	89.2%	109.6%

Income from operations	1,004	(832)	10.8%	-9.6%

Interest income	17	10	0.2%	0.1%

Income before income taxes	1,021	(822)	11.0%	-9.5%

Provision for income taxes	407	(313)	4.4%	-3.6%

Consolidated Net income	614	(509)	6.6%	-5.9%

Less: Net income attributable to non-controlling interest	(85)	-	-0.9%	0.0%

Net income attributable to RMCF	$699	$(509)	7.5%	-5.9%

Basic Earnings Per Common Share	$0.11	$(0.08)
Diluted Earnings Per Common Share	$0.11	$(0.08)

Weighted Average Common Shares Outstanding	6,115,860	6,050,279

Dilutive Effect of Employee Stock Options	364,692	130,577

Weighted Average Common Shares Outstanding, Assuming Dilution	6,480,552	6,180,856

Interim Unaudited

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Nine Months Ended November 30,		Nine Months Ended November 30,
	2013	2012	2013	2012
Revenues
Factory sales	$17,704	$17,485	63.0%	67.2%
Royalty and marketing fees	5,064	4,128	18.0%	15.9%
Franchise fees	391	248	1.4%	1.0%
Retail sales	4,962	4,163	17.6%	16.0%
Total Revenues	28,121	26,024	100.0%	100.0%

Costs and expenses
Cost of sales	13,790	13,461	49.0%	51.7%
Franchise costs	1,509	1,559	5.4%	6.0%
Sales and marketing	1,524	1,318	5.4%	5.1%
General and administrative	3,625	2,390	12.9%	9.2%
Retail operating	2,588	2,568	9.2%	9.9%
Depreciation and amortization	670	692	2.4%	2.7%
Impairment of long-lived assets	-	1,978	0.0%	7.6%
Total Costs and Expenses	23,706	23,966	84.3%	92.1%

Income from operations	4,415	2,058	15.7%	7.9%

Interest income	44	33	0.2%	0.1%

Income before income taxes	4,459	2,091	15.9%	8.0%

Provision for income taxes	1,502	709	5.3%	2.7%

Consolidated Net income	2,957	1,382	10.5%	5.3%

Less: Net (loss) income attributable to non-controlling interest	51	-	0.2%	0.0%

Net income attributable to RMCF	$2,906	$1,382	10.3%	5.3%

Basic Earnings Per Common Share	$0.48	$0.23
Diluted Earnings Per Common Share	$0.45	$0.22

Weighted Average Common Shares Outstanding	6,094,529	6,085,057

Dilutive Effect of Employee Stock Options	329,927	145,731

Weighted Average Common Shares Outstanding, Assuming Dilution	6,424,456	6,230,788

GAAP RECONCILIATION

EBITDA EXCLUDING IMPAIRMENT CHARGES AND

EQUITY COMPENSATION

(in thousands)

	Three Months Ended November 30,		Change
	2013	2012
GAAP: Income from Operations	$1,004	$(832)	220.7%
Depreciation and Amortization	198	223
Equity Compensation Expense	179	95
Impairment and Restructuring	-	1,978
Non-GAAP, adjusted EBITDA	$1,381	$1,464	-5.7%

GAAP RECONCILIATION

EBITDA EXCLUDING IMPAIRMENT CHARGES AND

EQUITY COMPENSATION

(in thousands)

	Nine Months Ended November 30,		Change
	2013	2012
GAAP: Income from Operations	$4,415	$2,058	114.5%
Depreciation and Amortization	670	692
Equity Compensation Expense	489	325
Impairment and Restructuring	-	1,978
Non-GAAP, adjusted EBITDA	$5,574	$5,053	10.3%